SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K





                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934






         Date of Report (Date of earliest reported event): May 14, 2001



                               MOTIENT CORPORATION
             (Exact name of registrant as specified in its charter)





         Delaware                      0-23044                 93-0976127
(State or other jurisdiction of  (Commission File No.)        (IRS Employer
incorporation or organization)                              Identification No.)





                            10802 Parkridge Boulevard
                           Reston, Virginia 20191-5416
                                 (703) 758-6000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)





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ITEM 5.  Other Events


     On May 14, 2001, we signed a definitive merger agreement with Rare Medium Group, Inc. ("Rare Medium") through which we will acquire 100% of the ownership of Rare Medium, using a combination of newly issued convertible preferred stock and a portion of the shares of XM Radio Class A common stock owned by us.

     The combined company will provide wireless email, internet and corporate intranet services, as well as software consulting, web based development, wireless software, and network integration services. The merged companies will operate as Motient Corporation and will be headquartered in Reston, VA.

     In the merger, each share of Rare Medium's existing common stock will be exchanged for one-tenth of a share of a new series of Motient's convertible preferred stock with a liquidation preference of $20.00 per share. It is expected that the outstanding shares of Rare Medium common stock will convert into approximately 6.4 million shares of the new convertible preferred stock, with an aggregate liquidation preference of approximately $127 million. Each share of convertible preferred stock will, in turn, automatically convert into
6.4 shares of our common stock upon our common stock trading above $3.125 per share for 10 consecutive trading days. Assuming that such automatic conversion occurs, the existing Rare Medium common stock would ultimately convert into approximately 41 million new shares of Motient common stock. In addition, outstanding options and warrants issued by Rare Medium will convert into options and warrants to purchase Motient stock, on like terms.

     As part of the merger transaction, we will use 9 million shares of our XM Radio Class A common stock to retire all outstanding shares of preferred stock of Rare Medium, which are held by affiliates of Apollo Management, L.P. If the sum of the value of the XM Radio shares plus the $13 million described in the next paragraph is less than $115 million, we will issue a three-year promissory note to Apollo in the amount of any deficiency, which note will be secured by a second lien on the assets securing our guaranteed bank debt. The principal amount of this note will be subject to a downward adjustment on September 30, 2001, based on the then-current market value of XM Radio stock.

     In addition, at the closing we will use cash on the books of Rare Medium to repay approximately $34 million of our bank debt. In connection with this, Apollo will replace Baron Capital Partners L.P. and Singapore Telecommunications Ltd. as guarantors under our revolving credit facility, and Apollo will receive cash in an amount equal to the remaining portions of the revolver that are attributable to the Baron and Singapore Telecom guaranteed tranches, expected to be approximately $13 million. Further, the guarantors have required as a condition to the transaction that the Company sell one million XM Radio shares to be used as a 100% reduction in the bank debt by September 30, 2001. Hughes Electronics has the right to defer the sale of these shares beyond September 30th. As of April 30, 2001, Rare Medium had approximately $100 million of cash on its books.

     The merger agreement provides that if necessary for liquidity purposes prior to consummation of the merger, and subject to certain conditions, we may either draw upon the second $25 million tranche under our bridge loan agreement with Rare Medium announced in April 2001, or sell up to 2 million additional XM Radio shares, with 50% of such proceeds to be used to repay bank debt. Upon closing of the transaction, the bridge loans with Rare Medium would be cancelled and any shares of XM Radio stock used to secure such loans would be released by Rare Medium and returned to the guarantor collateral pool.

     Upon closing, Motient's board will increase by three members representing Rare Medium. As a result of its holdings of Rare Medium common stock, Apollo will become the largest shareholder of Motient on a fully diluted basis, and will become the largest single shareholder of XM Radio.

     The closing of the merger transaction is subject to customary closing conditions, including receipt of all required regulatory approvals, including under the Hart-Scott-Rodino Antitrust Improvements Act, as well as receipt of Motient bank waivers, and approval by the common stockholders of both Motient and Rare Medium. It is expected that the transaction will close in the third quarter of 2001.


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Item 7.  Financial Statements and Exhibits

(c)  Exhibits

The following document is filed as an exhibit to the report:

99.1      Press Release dated May 14, 2001.

99.2 Agreement and Plan of Merger, dated May 14, 2001, by and among Motient Corporation, Rare Medium Group, Inc. and MR Acquisition Corp. (to be filed by amendment)

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MOTIENT CORPORATION



                                       By:    /s/Randy S. Segal
                                              Randy S. Segal
                                              Senior Vice President, General
                                               Counsel and Secretary


Date:  May 14, 2001



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                                 EXHIBIT INDEX


99.1      Press Release dated May 14, 2001.

99.2 Agreement and Plan of Merger, dated May 14, 2001, by and among Motient Corporation, Rare Medium Group, Inc. and MR Acquisition Corp. (to be filed by amendment)

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